Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES SECOND QUARTER 2008 RESULTS IN
LINE WITH REVISED EXPECTATIONS AND EXPECTS PROFITABLE THIRD AND FOURTH
QUARTERS OF 2008
FLINT, MICHIGAN, July 17, 2008 — Citizens Republic Bancorp (NASDAQ: CRBC) reported today results in line with revised guidance from June 2008, when Citizens announced a non-cash goodwill impairment charge (which had no impact on regulatory capital ratios or Citizens’ overall liquidity) and a credit writedown that together totaled $220.5 million ($205.6 million after-tax). The net loss of $201.6 million for the three months ended June 30, 2008 represents a decrease of $212.7 million from the first quarter of 2008 net income of $11.1 million and a decrease of $211.2 million from the second quarter of 2007 net income of $9.6 million. Diluted net loss per share was $2.53, compared with diluted net income per share of $0.15 for the first quarter of 2008 and $0.13 for the second quarter of 2007. Annualized returns on average assets and average equity during the second quarter of 2008 were (6.10)% and (52.47)%, respectively, compared with 0.33% and 2.83% for the first quarter of 2008 and 0.29% and 2.49% for the second quarter of 2007.
For the first six months of 2008, Citizens recorded a net loss of $190.5 million, or $2.46 per diluted share, which represents a decrease in net income of $231.6 million or $3.00 per diluted share from the same period of 2007. The decrease was primarily the result of the goodwill impairment charge and credit writedown in the second quarter of 2008 as well as a higher provision for loan losses.
Core operating earnings (loss), which exclude restructuring and merger-related expenses, amortization of core deposit intangibles and the goodwill impairment, were $(0.28) per diluted share for the second quarter of 2008, a decrease of $0.45 from $0.17 in the first quarter of 2008 and a decrease of $0.46 from $0.18 in the second quarter of 2007. Annualized core operating earnings (loss) to average tangible assets and annualized core operating earnings (loss) to average tangible equity for the second quarter of 2008 were (0.71)% and (10.87)%, respectively, compared with 0.40% and 6.52% for the first quarter of 2008 and 0.44% and 7.39% for the second quarter of 2007. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 17.
“We understand the economic challenges in the Midwest and have taken steps to ensure we have the capital and balance sheet strength to prudently manage through this cycle,” stated William R. Hartman, chairman, president and chief executive officer. “We expect to return to profitability for the third and fourth quarters of 2008, assuming our provision for loan losses stabilizes as we expect,” continued Hartman.
Key Performance Highlights in the Quarter:
•	Citizens issued $79.6 million of common stock and $120.4 million of contingent convertible perpetual non-cumulative preferred stock in June 2008 to enhance its balance sheet. As a result of this action, Citizens improved its key capital ratios from March 31, 2008.

	June 30, 2008	March 31, 2008
• Leverage ratio	8.71%	7.40%
• Tier 1 capital ratio (estimate)	10.75%	9.04%
• Total capital ratio (estimate)	12.98%	11.26%
• Tangible common equity to tangible assets*	7.35%	6.07%

*	Assumes conversion of preferred stock to common stock

•	Citizens recorded a non-cash goodwill impairment charge of $178.1 million in the second quarter of 2008. The goodwill impairment charge is not tax deductible and has no impact on tangible equity or regulatory capital ratios, or Citizens’ overall liquidity position.
•	Citizens recorded a non-cash credit writedown of $42.4 million ($27.6 million after-tax) in the second quarter of 2008. This is $4.7 million less than the $47.1 million amount announced in June, which was based on April 30, 2008 balances. The actual credit writedown reflects a net reduction in principal balances, including paydowns and payoffs between April 2008 and June 2008, when the charges were applied to the individual loans. The writedown was comprised of three components:
•	Gross charge-offs of $35.1 million as a result of transferring $86.2 million of nonperforming commercial real estate and $42.3 million of nonperforming residential mortgage loans to held for sale (“HFS”) status at an aggregate estimated fair market value of $93.4 million;

•	Loss of $2.3 million as a result of a fair-value adjustment on $29.8 million of commercial real estate loans previously held for sale; and a

•	Loss on Other Real Estate (“ORE”) of $5.0 million as a result of a fair-value adjustment on $34.2 million of commercial and residential repossessed assets.
•	The provision for loan losses for the second quarter of 2008 was $74.5 million, compared with $30.6 million for the first quarter of 2008. Net charge-offs for the second quarter of 2008 totaled $69.3 million, compared with $17.4 million for the first quarter of 2008. The significant increases in the provision for loan losses and net charge-offs were primarily due to the aforementioned $35.1 million credit writedown as a result of transferring nonperforming commercial real estate and residential mortgage loans to held for sale status and higher commercial real estate charge-offs due to continued deterioration in the Midwest economy. As a result of these actions, Citizens improved its key credit ratios from March 31, 2008.

	June 30, 2008	March 31, 2008
• Allowance for loan losses to portfolio loans	1.92%	1.84%
• Allowance for loan losses to nonperforming loans	130.54%	69.64%
• Nonperforming loans to total portfolio loans	1.47%	2.65%
•	Even though the second quarter continued to create significant credit challenges for the financial industry, Citizens’ credit results reflect good trends. The 30-89 day loan delinquencies at June 30, 2008 were essentially unchanged from March 31, 2008. Nonperforming assets at June 30, 2008 totaled $285.9 million, a decrease of $40.7 million from March 31, 2008 as the $42.4 million reduction in nonperforming assets due to the aforementioned credit writedown was not materially offset by loans migrating to nonperforming status.
•	Commercial and industrial loans at June 30, 2008 increased $50.0 million or 1.9% over March 31, 2008. Citizens continues to see high quality, profitable customer demand for commercial and industrial loans in all of its markets.
•	Core deposits, which exclude time deposits, increased $67.7 million or 1.5% over March 31, 2008. This represents the third consecutive quarter of core deposit growth.
•	Citizens continues to show improvement in treasury management sales and wealth management revenue.
•	Treasury management sales totaled $0.6 million for the second quarter of 2008, an increase of 16.8% over the first quarter of 2008. For the first six months of 2008, treasury management sales totaled $1.1 million or an increase of 12.6% over the same period of 2007.

•	Brokerage and investment fees totaled $2.2 million for the second quarter of 2008, an increase of 15.4% over the first quarter of 2008. For the first six months of 2008, brokerage and investment fees totaled $4.1 million or an increase of 10.6% over the same period of 2007.
•	Citizens has identified approximately $15 million in annual cost savings opportunities from process improvements, technology enhancements, benefits and other controllable costs which will begin to be implemented during the last six months of 2008. These initiatives should more than offset anticipated increases in future expenses, such as marketing and other promotional expenses to support deposit growth strategies, industry-wide increases on FDIC insurance and higher credit workout expenses. These new cost saving opportunities are in addition to the $34 million of cost reductions made subsequent to the Republic merger announcement in 2006.
•	Citizens’ parent company cash resources totaled $277.9 million at June 30, 2008 and its annual interest and preferred stock dividend payments are approximately $22 million. Therefore, Citizens has no plans to suspend the regularly scheduled quarterly dividends of $2.8 million on its enhanced trust preferred security (NYSE: CTZPrA).

Balance Sheet
Total assets at June 30, 2008 were $13.2 billion, a decrease of $369.3 million or 2.7% from March 31, 2008 and essentially unchanged from June 30, 2007. The decrease from March 31, 2008 was primarily the result of lower investment securities, total portfolio loans, and goodwill. Total portfolio loans were $9.4 billion at June 30, 2008, a decrease of $123.8 million or 1.3% from March 31, 2008 and an increase of $233.1 million or 2.5% over June 30, 2007. The decrease from March 31, 2008 was primarily the result of the aforementioned transfer of nonperforming commercial real estate and residential mortgage loans to loans held for sale. The increase over June 30, 2007 was primarily the result of growth in the commercial and industrial loan portfolio, partially offset by the aforementioned loans transferred to loans held for sale and reductions in all other loan portfolios.
Investment securities at June 30, 2008 decreased $94.2 million or 4.2% from March 31, 2008 to $2.1 billion and decreased $210.9 million or 9.0% from June 30, 2007. The decreases were primarily the result of using portfolio cash flow to fund commercial loan growth and to reduce short-term borrowings.
Total commercial loans at June 30, 2008 were $5.8 billion, essentially unchanged from March 31, 2008 and an increase of $565.9 million or 10.8% over June 30, 2007. When compared with March 31, 2008, growth in the commercial and industrial loan portfolio was offset by a reduction in the commercial real estate portfolio due to the aforementioned transfer of nonperforming commercial real estate loans to loans held for sale and managed reductions in several loans. The increase over June 30, 2007 was primarily the result of new relationships in all of Citizens’ markets and growth from the Citizens Bank Business Finance division (the asset-based lending unit), partially offset by the aforementioned transfer. The following table displays historical commercial loan portfolios by segment:
Commercial Loan Portfolio

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
in millions	2008	2008	2007	2007	2007

Land Hold	$49.8	$61.6	$63.8	$78.9	$81.6
Land Development	128.2	159.2	167.8	161.0	178.7
Construction	344.1	370.7	342.6	376.3	371.2
Income Producing	1,569.9	1,567.3	1,526.0	1,338.8	1,338.9
Owner-Occupied	1,009.3	1,015.6	997.0	1,113.5	1,115.6

Total Commercial Real Estate	3,101.3	3,174.4	3,097.2	3,068.5	3,086.0
Commercial and Industrial	2,703.8	2,653.8	2,557.1	2,236.2	2,153.2

Total Commercial Loans	$5,805.1	$5,828.2	$5,654.3	$5,304.7	$5,239.2

The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the above table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land being developed in terms of infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Residential mortgage loans at June 30, 2008 decreased $85.1 million or 6.1% from March 31, 2008 to $1.3 billion and decreased $185.7 million or 12.4% from June 30, 2007. The decreases were primarily the result of weak consumer demand in Citizens’ markets, the sale of more than 70% of new mortgage originations into the secondary market, and the aforementioned transfer of nonperforming residential mortgage loans to loans held for sale.
Direct consumer loans, which are primarily home equity loans, were $1.5 billion at June 30, 2008, a decrease of $29.6 million or 1.9% from March 31, 2008 and a decrease of $133.7 million or 8.2% from June 30, 2007. The decreases were due to weak consumer demand, which is being experienced throughout the industry.

Indirect consumer loans, which are primarily marine and recreational vehicle loans, at June 30, 2008 increased $13.9 million or 1.7% over March 31, 2008 to $832.8 million and decreased $13.4 million or 1.6% from June 30, 2007. The increase over March 31, 2008 was primarily the result of seasonal interest for products traditionally financed with indirect loans. The decrease from June 30, 2007 was primarily the result of lower consumer demand compared with one year ago.
Loans held for sale at June 30, 2008 increased $30.0 million or 36.8% over March 31, 2008 to $111.5 million and increased $25.6 million or 29.8% over June 30, 2007. The increases were primarily the result of transferring $93.4 million (the aforementioned $128.5 million net of the fair-value adjustment) in nonperforming commercial real estate and residential mortgage loans to loans held for sale, partially offset by a decrease in residential mortgage origination volume awaiting sale in the secondary market as a result of faster funding through Citizens’ alliance with PHH Mortgage which began in the first quarter of 2008 and, to a lesser extent, a decline in commercial loans held for sale due to customer paydowns, adjustments to reflect current fair-market value, and transfers to ORE status.
Goodwill at June 30, 2008 was $597.2 million, a decrease of $178.1 million or 23.0% from March 31, 2008 and a decrease of $183.7 million or 23.5% from June 30, 2007. The declines were due to a $178.1 million goodwill impairment charge recorded in the second quarter of 2008 after Citizens conducted interim analyses to determine if the fair value of the assets and liabilities in the Regional Banking and Specialty Commercial lines of business exceeded their carrying amounts. Citizens determined it was necessary to perform these analyses as a result of ongoing volatility in the financial industry, Citizens’ market capitalization decreasing to a level below tangible book value, and continued deterioration in the credit quality of Citizens’ commercial real estate portfolio. As required under SFAS 142, “Goodwill and Other Intangible Assets,” Citizens is currently performing a step-two impairment test to value all assets and liabilities within the Regional Banking and Specialty Commercial lines of business in a manner consistent with business combinations. While the aforementioned goodwill impairment charge is an estimate, Citizens does not anticipate the results of the more thorough analysis to be materially different. This interim goodwill assessment will not change the timing of Citizens’ annual goodwill impairment test, which is typically completed as of the end of the third quarter. There can be no assurance, however, that further interim assessments of goodwill will not be necessary due to further developments in the banking industry or Citizens’ markets or that any such assessment will not result in further material charges.
Total deposits at June 30, 2008 increased $174.2 million or 2.1% over March 31, 2008 to $8.7 billion and increased $579.5 million or 7.2% over June 30, 2007. Core deposits, which exclude all time deposits, totaled $4.5 billion at June 30, 2008, an increase of $67.7 million or 1.5% over March 31, 2008 and an increase of $408.2 million or 9.9% over June 30, 2007. The increases in core deposits were primarily the result of a new on-balance sheet sweep product for Citizens’ commercial clients introduced in late 2007 and migration of funds from time deposits to savings. The increase over June 30, 2007 was partially offset by the migration of funds from lower-cost deposits to time deposits with higher yields during 2007. Time deposits totaled $4.1 billion at June 30, 2008, an increase of $106.4 million or 2.6% over March 31, 2008 and an increase of $171.3 million or 4.3% over June 30, 2007. The increases were primarily the result of a shift in funding mix from short-term borrowings to brokered certificates of deposit.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, decreased $495.8 million or 14.8% from March 31, 2008 to $2.8 billion and decreased $652.5 million or 18.7% from June 30, 2007. The decreases were primarily the result of a shift in the mix of funding to deposits and the proceeds from the issuance of equity securities in June 2008 being used to paydown debt.
While shareholders’ equity was essentially unchanged from both March 31, 2008 and June 30, 2007 at $1.5 billion, there were two offsetting actions which occurred during the second quarter of 2008. During May 2008, Citizens recorded the aforementioned goodwill impairment charge and credit writedown that together reduced shareholders’ equity by $220.5 million. On June 11, 2008, Citizens issued $79.6 million of common stock and $120.4 million of contingent convertible perpetual non-cumulative preferred stock (“preferred stock”) that together increased shareholders’ equity by $189.7 million (net of issuance costs and the underwriting discount). At the time of the issuance, Citizens granted the underwriters a 15% over-allotment option on each offering, which they elected not to exercise. The newly issued shares of common stock trade on the Nasdaq Global Select Market under the symbol CRBC and the preferred stock trades on the New York Stock Exchange under the symbol CTZPrB. Shareholder approval is required to increase the number of authorized common shares to allow for conversion of the preferred stock to common stock and Citizens intends to hold a special shareholder meeting in September 2008 to seek such approval. The preferred stock will automatically convert to a total of 30.1 million shares of Citizens’ common stock five business days after the approval date.
In accordance with SFAS 128, “Earnings per Share,” the outstanding shares of preferred stock were excluded from dilutive earnings per share calculations for the second quarter of 2008 because the effect would be antidilutive.
Net Interest Margin and Net Interest Income
Net interest margin was 3.11% for the second quarter of 2008 compared with 3.12% for the first quarter of 2008 and 3.44% for the second quarter of 2007. The decrease in net interest margin from the first quarter of 2008 was primarily the result of a shift in funding mix from lower cost savings and transaction accounts to higher cost savings and time deposits and commercial loan spread compression, although compression occurred at a much slower, more favorable pace than experienced in recent quarters. In addition, the effect of fewer commercial loans transitioning to nonaccrual status during the second quarter was offset by a decrease in the investment portfolio yield.
The decrease in net interest margin from the second quarter of 2007 was primarily the result of deposit price competition resulting in lower spreads and a longer deposit repricing lag-time, a shift in funding mix, pricing pressure on loans, and the movement of commercial loans to nonperforming status, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. The shift in funding mix included funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits and a greater reliance on wholesale funding. For the first six months of 2008, net interest margin declined to 3.12% compared with 3.44% for the same period of 2007 as a result of the aforementioned factors.
Net interest income was $87.6 million for the second quarter of 2008, essentially unchanged from the first quarter of 2008 and a decrease of $9.2 million or 9.5% from the second quarter of 2007. The decrease from the second quarter of 2007 was primarily the result of the lower net interest margin, partially offset by an increase of $89.8 million in average earning assets. The increase in average earning assets was primarily the result of an increase in commercial loan balances, partially offset by decreases in the investment portfolio and the residential mortgage and consumer loan portfolios.
For the first six months of 2008, net interest margin totaled $175.9 million, a decrease of $19.2 million or 9.8% from the same period of 2007 as a result of the aforementioned factors.
Citizens anticipates net interest income for the third quarter of 2008 will be consistent with the second quarter of 2008.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify, monitor, and mitigate any potential credit quality issues and losses in a proactive manner. By consistently monitoring credits and pre-emptively addressing loan issues, Citizens strives to protect shareholder value through all economic cycles. The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.
•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that, while still accruing interest, may be at risk due to general economic conditions or changes in a borrower’s financial status.
•	Table 3 — Nonperforming Assets — This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.

•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.
Table 1 — Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	June 30, 2008		March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$9.3	18.67%	$6.6	10.71%	$4.6	7.21%	$4.2	5.32%	$2.9	3.55%
Land Development	1.1	0.86	16.3	10.24	28.7	17.10	18.4	11.43	22.7	12.70
Construction	11.9	3.46	10.5	2.83	31.7	9.25	17.6	4.68	11.1	2.99
Income Producing	48.5	3.09	29.3	1.87	54.0	3.54	31.2	2.33	24.1	1.80
Owner-Occupied	18.6	1.84	19.0	1.87	20.3	2.04	10.8	0.97	17.1	1.54

Total Commercial Real Estate	89.4	2.88	81.7	2.57	139.3	4.50	82.2	2.68	77.9	2.53
Commercial and Industrial	29.5	1.09	39.9	1.50	39.0	1.53	22.0	0.98	22.7	1.05

Total Commercial Loans	118.9	2.05	121.6	2.09	178.3	3.15	104.2	1.96	100.6	1.92

Residential Mortgage	38.5	2.94	33.5	2.40	46.4	3.21	37.7	2.58	38.5	2.58
Direct Consumer	18.4	1.22	21.7	1.42	24.3	1.55	21.5	1.34	19.6	1.20
Indirect Consumer	14.4	1.73	13.3	1.62	15.9	1.92	14.7	1.73	11.6	1.37

Total Delinquent Loans	$190.2	2.01%	$190.1	1.99%	$264.9	2.79%	$178.1	1.93%	$170.3	1.85%

Total delinquencies at June 30, 2008 were essentially unchanged from March 31, 2008 at $190.2 million as decreases in the commercial and industrial and direct consumer portfolios were essentially offset by increases in the other portfolios. The decline in commercial and industrial was primarily the result of loans migrating to nonperforming status. The increase in commercial real estate was primarily in the income producing segment due to three loans. The increase in residential mortgage was primarily the result of seasonal client behavior during the first quarter of 2008. These portfolios continue to be affected by the weak Midwest economy and its related impact on real estate values and development.
As part of the overall credit underwriting and review process, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions change. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are in accruing (see Table 2) or nonperforming status (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, and other pertinent trends. During these reviews, action plans are affirmed to address emerging problem loans or to implement a specific plan for removing the loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist
Accruing loans only

	June 30, 2008		March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$24.2	48.59%	$27.7	44.97%	$27.1	42.48%	$27.0	34.22%	$25.2	30.88%
Land Development	47.5	37.05	55.9	35.11	72.7	43.33	52.3	32.48	73.0	40.85
Construction	86.3	25.08	66.7	17.99	90.1	26.30	91.7	24.37	101.4	27.32
Income Producing	239.3	15.24	221.3	14.12	225.5	14.78	173.8	12.98	161.0	12.02
Owner-Occupied	161.8	16.03	155.8	15.34	153.0	15.35	213.0	19.13	219.4	19.67

Total Commercial Real Estate	559.1	18.03	527.4	16.61	568.4	18.35	557.8	18.18	580.0	18.79
Commercial and Industrial	432.5	16.00	407.1	15.34	387.4	15.15	362.4	16.21	359.8	16.71

Total Watchlist Loans	$991.6	17.08%	$934.5	16.03%	$955.8	16.90%	$920.2	17.35%	$939.8	17.94%

Accruing watchlist loans at June 30, 2008 increased $57.1 million or 6.1% over March 31, 2008. The increase was primarily the result of greater scrutiny of commercial real estate construction and income producing loans as well as several asset-based lending loans, which are monitored daily, included in the commercial and industrial category.
Table 3 — Nonperforming Assets

	June 30, 2008		March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$3.4	6.83%	$5.5	8.93%	$4.5	7.05%	$3.0	3.80%	$0.2	0.25%
Land Development	22.8	17.78	46.4	29.15	35.6	21.22	40.4	25.09	17.7	9.90
Construction	12.6	3.66	51.9	14.00	28.8	8.41	18.6	4.94	20.9	5.63
Income Producing	23.1	1.47	40.5	2.58	21.5	1.41	26.5	1.98	14.8	1.11
Owner-Occupied	13.1	1.30	23.5	2.31	19.7	1.98	9.0	0.81	7.2	0.65

Total Commercial Real Estate	75.0	2.42	167.8	5.29	110.1	3.55	97.5	3.18	60.8	1.97
Commercial and Industrial	31.6	1.17	20.3	0.76	12.7	0.50	9.4	0.42	8.6	0.40

Total Nonperforming Commercial Loans	106.6	1.84	188.1	3.23	122.8	2.17	106.9	2.02	69.4	1.32

Residential Mortgage	12.4	0.95	45.8	3.29	46.9	3.25	32.8	2.25	35.4	2.37
Direct Consumer	16.3	1.09	13.5	0.88	13.7	0.87	10.9	0.68	9.1	0.56
Indirect Consumer	1.4	0.17	1.7	0.21	2.1	0.25	1.8	0.21	1.1	0.13
Loans 90+ days still accruing and restructured	2.5	0.03	4.4	0.05	3.9	0.04	2.4	0.03	1.4	0.02

Total Nonperforming Portfolio Loans	139.2	1.47%	253.5	2.65%	189.4	1.99%	154.8	1.68%	116.4	1.26%
Nonperforming Held for Sale	92.6		22.8		21.6		5.8		5.1
Other Repossessed Assets Acquired	54.1		50.3		40.5		30.4		24.9

Total Nonperforming Assets	$285.9		$326.6		$251.5		$191.0		$146.4

Nonperforming assets are comprised of nonaccrual loans, loans past due over 90 days and still accruing interest, restructured loans, nonperforming held for sale, and other repossessed assets acquired. Nonperforming assets totaled $285.9 million at June 30, 2008, a decrease of $40.7 million or 12.5% from March 31, 2008 and an increase of $139.5 million over June 30, 2007. The decrease from March 31, 2008 was primarily the result of the aforementioned $42.4 million net credit writedown, which was comprised of: 1) a $128.5 million decrease in nonperforming loans ($86.2 million in commercial real estate and $42.3 million in residential mortgage); 2) a $5.0 million decrease in other repossessed assets acquired; and 3) a net increase of $91.1 million in nonperforming held for sale loans. In addition to the effects of the credit writedown, nonperforming loans decreased as a result of loans charged off during the second quarter of 2008 and loans migrating to other repossessed assets acquired, partially offset by an increase in nonperforming commercial and industrial loans due to three accruing loans migrating from the watchlist. The increase over June 30, 2007 was primarily the result of deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at June 30, 2008 represented 3.01% of total loans plus other repossessed assets acquired compared with 3.39% at March 31, 2008 and 1.58% at June 30, 2007. Nonperforming commercial loan inflows were $54.5 million in the second quarter of 2008 compared with $99.0 million in the first quarter of 2008 and $48.4 million in the second quarter of 2007.
Nonperforming commercial loan outflows were $135.9 million in the second quarter of 2008 compared with $33.7 million in the first quarter of 2008 and $28.5 million in the second quarter of 2007. The second quarter of 2008 outflows included $59.2 million that transferred to nonperforming loans held for sale, $12.6 million in loans that returned to accruing status, $11.9 million in loan payoffs and paydowns, $42.6 million in charged-off loans, and $9.6 million transferring to other repossessed assets acquired.

Table 4 — Net Charge-Offs

	Three Months Ended
	June 30, 2008		March 31, 2008		December 31, 2007		September 30, 2007		June 30, 2007
		% of		% of		% of		% of		% of
in millions	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$0.7	5.62%	$0.5	3.25%	$0.4	2.51%	$—	—%	$—	—%
Land Development	16.4	51.17	6.6	16.58	6.3	15.02	0.4	0.99	6.4	14.33
Construction	13.8	16.04	1.2	1.29	1.8	2.10	0.1	0.11	4.1	4.43
Income Producing	7.7	1.96	0.9	0.23	2.4	0.63	0.1	0.03	2.3	0.69
Owner-Occupied	3.4	1.35	(0.1)	(0.04)	(0.2)	(0.08)	0.6	0.22	0.9	0.32

Total Commercial Real Estate	42.0	5.42	9.1	1.15	10.7	1.38	1.2	0.16	13.7	1.78
Commercial and Industrial	0.6	0.09	0.9	0.14	1.4	0.22	0.6	0.11	1.8	0.33

Total Commercial Loans	42.6	2.94	10.0	0.69	12.1	0.86	1.8	0.14	15.5	1.19

Residential Mortgage	20.7	6.33	1.8	0.52	2.0	0.55	1.6	0.44	0.7	0.18
Direct Consumer	3.1	0.83	3.0	0.79	2.3	0.59	2.6	0.65	2.6	0.64
Indirect Consumer	2.9	1.39	2.6	1.27	3.3	1.59	1.9	0.88	1.2	0.58

Total Net Charge-offs	$69.3	2.93%	$17.4	0.74%	$19.7	0.84%	$7.9	0.34%	$20.0	0.87%

**	Represents an annualized rate.
Net charge-offs totaled $69.3 million or 2.93% of average portfolio loans in the second quarter of 2008 compared with $17.4 million or 0.74% of average portfolio loans in the first quarter of 2008 and $20.0 million or 0.87% of average portfolio loans in the second quarter of 2007. The increases were primarily the result of the aforementioned $35.1 million fair-value adjustment ($16.8 million on commercial real estate and $18.3 million on residential mortgage) and higher commercial real estate charge-offs. During May 2008, Citizens performed a comprehensive evaluation of its nonperforming commercial real estate and residential mortgage loan portfolios due to continued deterioration in the underlying collateral values for loans secured by real estate, the continued challenges in the Midwest economy, and an expectation of a more protracted workout period. Based on this review, Citizens identified certain assets that it elected to market for sale and recorded the aforementioned fair-value adjustment as a charge-off and moved the loans to held for sale status.
After determining what Citizens believes is an adequate allowance for loan losses, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses identified based on the risk in the portfolio and the quarterly net charge-offs. The provision for loan losses was $74.5 million in the second quarter of 2008, compared with $30.6 million in the first quarter of 2008 and $31.9 million in the second quarter of 2007. The increases were primarily the result of the aforementioned transfer of nonperforming commercial real estate and residential mortgage loans to loans held for sale, higher commercial real estate charge-offs, and the continued migration of commercial real estate watchlist loans to nonperforming status. This migration caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. For the first six months of 2008, the provision for loan losses totaled $105.1 million compared with $35.4 million for the same period of 2007 due to the aforementioned factors.
The allowance for loan losses was $181.7 million or 1.92% of portfolio loans at June 30, 2008, compared with $176.5 million or 1.84% at March 31, 2008. The increase was primarily the result of continued deterioration in commercial real estate loans and an increase in the trend of residential mortgage and consumer loan charge-offs. Based on current conditions and expectations, it is Citizens’ belief that the allowance for loan losses at June 30, 2008 is adequate to address the estimated loan losses inherent in the existing loan portfolio.
Citizens anticipates commercial net charge-offs for the third quarter of 2008 will be higher than the first quarter of 2008 but less than half of the commercial net charge-offs for the second quarter of 2008. Additionally, Citizens anticipates total consumer net charge-offs will be consistent with the first quarter. Citizens anticipates the provision for loan losses will be higher than net charge-offs due to growth in historical loss migration metrics used to calculate the allowance for loan losses. Given the uncertainties in the Midwest economy and the real estate markets, however, there can be no assurance that more additions to the allowance for loan losses will not be necessary over the next several quarters.

Noninterest Income
Noninterest income for the second quarter of 2008 was $27.1 million, a decrease of $3.9 million or 12.5% from the first quarter of 2008 and a decrease of $4.2 million or 13.5% from the second quarter of 2007. The second quarter of 2008 includes a $2.3 million loss as a result of the aforementioned fair-value adjustment on commercial real estate loans held for sale. For the first six months of 2008, noninterest income totaled $58.0 million, a decrease of $4.7 million from the same period of 2007.
The decrease in noninterest income from the first quarter of 2008 was primarily the result of lower other income ($2.4 million) and a net loss on HFS loans ($2.2 million), partially offset by an increase in service charges on deposit accounts ($0.6 million) and a net increase from minor changes in several other categories. The decrease in other income was primarily the result of a $2.1 million gain realized in the first quarter of 2008 due to Citizens’ receipt of proceeds from the partial redemption of its Visa shares. The net loss on HFS loans was primarily the result of the aforementioned fair-value adjustment. The increase in service charges on deposit accounts was primarily due to a seasonal increase in volume during the second quarter of 2008.
The decrease in noninterest income from the second quarter of 2007 was primarily due to a net loss on HFS loans ($2.2 million), lower mortgage and other loan income ($1.2 million) and lower other income ($0.8 million), partially offset by higher bankcard fees ($0.5 million). The net loss on HFS loans was primarily the result of the aforementioned fair-value adjustment. The decrease in mortgage and other loan income was primarily the result of lower mortgage sales during the second quarter of 2008. The decrease in other income was due to a lower unrealized gain on deferred compensation plan assets. Bankcard fees increased 33.3% as a result of higher client debit card volume.
The decrease in noninterest income from the first six months of 2007 was primarily due to lower mortgage and other loan income ($4.0 million) and a net loss on HFS loans ($2.2 million), partially offset by higher bankcard fees ($1.0 million), higher other income ($0.5 million), and a net increase from minor changes in several other categories as a result of the aforementioned factors.
Citizens anticipates total noninterest income for the third quarter of 2008 will be higher than the second quarter of 2008 due to the $2.3 million net loss on HFS loans recorded in the second quarter of 2008 as part of the credit writedown, partially offset by lower mortgage origination volume.
Noninterest Expense
Noninterest expense for the second quarter of 2008 was $261.2 million, an increase of $184.7 million over the first quarter of 2008 and an increase of $173.7 million over the second quarter of 2007. The second quarter of 2008 includes a $178.1 million goodwill impairment charge and a $5.0 million net loss as a result of the aforementioned fair-value adjustment on commercial and residential repossessed assets. For the first six months of 2008, noninterest expense totaled $337.8 million, an increase of $166.6 million over the same period of 2007.
The increase in noninterest expense over the first quarter of 2008 was primarily the result of the aforementioned goodwill impairment charge, and, to a lesser extent, higher ORE expenses, profits, and losses, net ($5.2 million), other expense ($3.0 million), and other loan expense ($1.6 million), partially offset by lower salaries and employee benefits ($3.2 million) and occupancy expense ($0.7 million). The increase in ORE expenses, profits, and losses, net was primarily the result of the aforementioned fair-value adjustment. The increase in other expense was primarily the result of releasing a $0.9 million liability during the first quarter of 2008 in connection with Visa’s recent litigation, $0.7 million related to exiting two third-party contracts, higher losses related to mortgage indemnification payments to third party investors due to underwriting and documentation issues, and higher FDIC premiums as a result of a mandatory phase-out of FDIC credits. The increase in other loan expense was primarily the result of higher other mortgage processing fees due to the alliance with PHH Mortgage entered into in the first quarter of 2008, higher expenses related to processing commercial loans, higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans, and higher provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. The decrease in salaries and employee benefits was primarily the result of fewer employee separation agreements as well as lower payroll tax, unemployment insurance premiums, and hospitalization insurance expense. The decrease in occupancy expense was primarily the result of lower seasonal maintenance and utilities costs.

The increase in noninterest expense over the second quarter of 2007 was primarily the result of the aforementioned goodwill impairment charge and, to a lesser extent, higher ORE expenses, profits, and losses, net ($6.3 million), other loan expenses ($2.4 million) and other expense ($1.4 million), partially offset by a general decline in all other expenses due to cost savings and efficiencies implemented throughout 2007 following completion of the Republic merger as well as the effect of $3.4 million in restructuring and merger-related expenses incurred in the second quarter of 2007. The increase in ORE expenses, profits, and losses, net was primarily the result of the aforementioned fair-value adjustment. The increases in other loan expense and other expense were primarily due to the factors discussed above.
Salary costs included severance expense of less than $0.1 million for the second quarter of 2008, $1.6 million for the first quarter of 2008, and $2.8 million for the second quarter of 2007. Citizens had 2,321 full-time equivalent employees at June 30, 2008 compared with 2,409 at March 31, 2008 and 2,348 at June 30, 2007.
The increase in noninterest expense over the first six months of 2007 was primarily due to the aforementioned $178.1 million goodwill impairment charge, the $5.0 million fair-value adjustment on ORE, and higher other loan expenses ($3.3 million) due to the factors discussed above, partially offset by a general decline in all expenses due to cost savings and efficiencies implemented during 2007 as well as the effect of $7.6 million in restructuring and merger-related expenses incurred in 2007.
Citizens anticipates total noninterest expense for the third quarter of 2008 will be slightly higher than the second quarter of 2008, excluding the $178.1 million goodwill impairment charge and the $5.0 million loss on ORE as part of the credit writedown, primarily due to higher expenses associated with repossessed commercial and residential real estate.
Income Tax Provision
The effective tax rate for the second quarter of 2008 was 8.78%. Pre-tax income includes several items that are excluded from the tax calculation, such as the $178.1 million goodwill impairment and tax-exempt interest. Citizens anticipates that the effective tax rate for 2008 will be approximately 5% — 9%.
Income tax provision (benefit) for the second quarter of 2008 was $(19.4) million, a decrease of $20.3 million from the first quarter of 2008 and a decrease of $18.5 million from the second quarter of 2007. For the first six months of 2008, the income tax provision (benefit) totaled $(18.5) million, a decrease of $28.6 million from the same period of 2007. The decreases were primarily the result of lower pre-tax income, excluding the goodwill impairment charge which is not tax-deductible, as well as the first quarter of 2008 recognition of a $1.5 million discrete tax item.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 17. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses, intangible asset amortization, and the goodwill impairment to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets,” “average tangible equity” and core efficiency ratio facilitates evaluation of the effect of the Republic merger and related goodwill on business operations of the combined company and facilities a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Stock Repurchase Program
During the second quarter of 2008, Citizens did not repurchase any shares of its stock under the stock repurchase program. As of June 30, 2008, there were 1,241,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Analyst Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, July 18, 2008.
A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800) 894-5910 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until July 25, 2008. To listen to the replay, please dial (800) 925-9346.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 235 offices and 265 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 41st largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Deteriorating economic conditions in Michigan and the other Upper Midwest states in which Citizens operates have adversely affected its business and may continue to adversely affect Citizens.
•	Declining real estate markets have adversely affected the value of Citizens’ loan portfolio and may lead to further losses.
•	Citizens may be required to record further impairment charges in respect of its goodwill and other intangible assets.
•	Loan losses such as those due to changes in loan portfolios, fraud and economic factors could exceed the allowance for loan losses, requiring additional increases in the allowance that would reduce Citizens’ net income and could have a negative impact on its capital and financial position.
•	A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.

•	The ability of Citizens’ holding company to pay dividends, repurchase its shares or to repay its indebtedness depends upon the results of operations of its subsidiaries and their legal ability to pay dividends to the holding company.
•	If Citizens is unable to continue to attract core deposits or continue to obtain third party financing on favorable terms, its cost of funds will increase, adversely affecting the ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting results of operations.
•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers, and could cause Citizens to lend to customers who are less likely to pay in order to maintain historical origination levels.
•	Litigation to which Citizens is a party is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.
•	If Citizens is unable to adequately invest in and implement new technology-driven products and services to respond to rapid technological changes in its industry, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.
•	Changes in federal or state banking laws, regulations, and regulatory practices could affect Citizens’ ability to offer new products and services, obtain financing, pay dividends from the subsidiaries to its holding company, attract deposits, or make loans and leases at satisfactory spreads, and could also result in the imposition of additional costs.
•	A lack of market acceptance of Citizens’ new products and services, which are often costly to develop and market initially, would have a negative effect on financial condition and results of operations.
•	Changes in accounting methods could negatively impact Citizens’ results of operations and financial condition.
•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.
•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.
•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.
•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure, which could have a negative effect on expenses and results of operations.
•	Citizens’ controls and procedures may fail or be circumvented, which could have a material adverse effect on its business, results of operations and financial condition.
•	Citizens’ holding company’s articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include any other risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2008	2008	2007

Assets
Cash and due from banks	$252,242	$222,677	$213,469
Money Market Investments:
Federal funds sold	—	20,000	—
Interest-bearing deposits with banks	183	2,488	144

Total money market investments	183	22,488	144
Investment Securities:
Securities available for sale, at fair value	1,986,166	2,085,867	2,217,549
Securities held to maturity, at amortized cost (fair value of $136,423, $134,233 and $116,838, respectively)	138,435	132,905	117,939

Total investment securities	2,124,601	2,218,772	2,335,488
FHLB and Federal Reserve stock	148,838	148,838	132,895
Portfolio loans:
Commercial and industrial	2,703,812	2,653,799	2,153,269
Commercial real estate	3,101,337	3,174,384	3,085,967

Total commercial	5,805,149	5,828,183	5,239,236
Residential mortgage	1,308,729	1,393,801	1,494,450
Direct consumer	1,502,302	1,531,905	1,636,026
Indirect consumer	832,836	818,901	846,252

Total portfolio loans	9,449,016	9,572,790	9,215,964
Less: Allowance for loan losses	(181,718)	(176,528)	(181,118)

Net portfolio loans	9,267,298	9,396,262	9,034,846
Loans held for sale	111,542	81,537	85,930
Premises and equipment	125,073	127,329	133,021
Goodwill	597,218	775,308	780,914
Other intangible assets	25,766	28,099	36,008
Bank owned life insurance	218,084	216,336	210,265
Other assets	299,173	301,645	283,839

Total assets	$13,170,018	$13,539,291	$13,246,819

Liabilities
Noninterest-bearing deposits	$1,144,544	$1,113,773	$1,169,095
Interest-bearing demand deposits	763,983	751,130	807,605
Savings deposits	2,616,316	2,592,214	2,139,929
Time deposits	4,136,295	4,029,860	3,964,988

Total deposits	8,661,138	8,486,977	8,081,617
Federal funds purchased and securities sold under agreements to repurchase	299,646	503,430	675,440
Other short-term borrowings	45,398	36,859	11,749
Other liabilities	119,860	136,193	135,262
Long-term debt	2,498,290	2,798,802	2,808,610

Total liabilities	11,624,332	11,962,261	11,712,678
Shareholders’ Equity
Preferred stock — $50 par value	114,161	—	—
Common stock — no par value	1,052,738	976,445	973,339
Retained earnings	384,867	586,502	581,476
Accumulated other comprehensive income	(6,080)	14,083	(20,674)

Total shareholders’ equity	1,545,686	1,577,030	1,534,141

Total liabilities and shareholders’ equity	$13,170,018	$13,539,291	$13,246,819

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Interest Income
Interest and fees on loans	$146,179	$171,320	$303,180	$343,164
Interest and dividends on investment securities:
Taxable	19,021	22,308	40,044	46,099
Tax-exempt	7,280	7,309	14,650	14,637
Dividends on FHLB and Federal Reserve stock	1,898	1,397	3,591	3,133
Money market investments	16	19	46	36

Total interest income	174,394	202,353	361,511	407,069

Interest Expense
Deposits	53,134	64,201	114,712	130,635
Short-term borrowings	1,836	9,064	6,807	20,065
Long-term debt	31,809	32,311	64,065	61,251

Total interest expense	86,779	105,576	185,584	211,951

Net Interest Income	87,615	96,777	175,927	195,118
Provision for loan losses	74,480	31,857	105,099	35,357

Net interest income after provision for loan losses	13,135	64,920	70,828	159,761

Noninterest Income
Service charges on deposit accounts	12,036	12,080	23,502	23,186
Trust fees	4,608	5,003	9,392	9,958
Mortgage and other loan income	3,023	4,258	6,367	10,395
Brokerage and investment fees	2,211	2,182	4,127	3,731
ATM network user fees	1,677	1,640	3,090	3,219
Bankcard fees	1,924	1,443	3,668	2,623
Profit and loss on HFS loans	(2,248)	—	(2,247)	—
Other income	3,827	4,672	10,084	9,589

Total fees and other income	27,058	31,278	57,983	62,701
Investment securities losses	—	—	—	(33)

Total noninterest income	27,058	31,278	57,983	62,668

Noninterest Expense
Salaries and employee benefits	39,046	45,971	81,271	90,136
Occupancy	6,954	8,076	14,629	15,986
Professional services	4,531	4,351	8,294	8,503
Equipment	3,420	3,655	6,650	7,566
Data processing services	4,233	4,506	8,537	8,636
Advertising and public relations	1,458	3,292	3,296	5,067
Postage and delivery	2,058	2,196	3,785	4,160
Other loan expenses	3,448	1,080	5,259	1,992
ORE expenses, profits, and losses, net	6,394	135	7,636	34
Intangible asset amortization	2,333	2,954	4,780	6,072
Goodwill impairment	178,089	—	178,089	—
Restructuring and merger-related expenses	—	3,408	—	7,594
Other expense	9,264	7,866	15,564	15,454

Total noninterest expense	261,228	87,490	337,790	171,200

Income (Loss) Before Income Taxes	(221,035)	8,708	(208,979)	51,229
Income tax provision (benefit)	(19,401)	(911)	(18,472)	10,118

Net Income (Loss)	$(201,634)	$9,619	$(190,507)	$41,111

Net Income (Loss) Per Common Share:
Basic	$(2.53)	$0.13	$(2.46)	$0.55
Diluted	(2.53)	0.13	(2.46)	0.54
Cash Dividends Declared Per Common Share	—	0.290	0.290	0.580

Average Common Shares Outstanding:
Basic	79,689	75,374	77,469	75,411
Diluted	79,689	75,649	77,469	75,782

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007

Summary of Operations (thousands)
Net interest income	$87,615	$88,312	$92,188	$94,873	$96,777
Provision for loan losses	74,480	30,619	6,055	3,765	31,857
Total fees and other income	27,058	30,925	29,296	30,596	31,278
Investment securities gains (losses)	—	—	—	8	—
Noninterest expense (1)	261,228	76,562	78,880	77,343	87,490
Income tax provision (benefit)	(19,401)	929	8,582	12,605	(911)
Net income (loss)	(201,634)	11,127	27,967	31,764	9,619
Taxable equivalent adjustment	4,611	4,679	4,673	4,620	4,629
Cash dividends	—	21,958	21,941	21,934	21,960

Per Common Share Data
Net Income:
Basic	$(2.53)	$0.15	$0.37	$0.42	$0.13
Diluted	(2.53)	0.15	0.37	0.42	0.13
Dividends	—	0.290	0.290	0.290	0.290
Market Value:
High	$13.97	$14.74	$17.37	$20.38	$22.50
Low	2.67	10.41	13.00	15.01	18.02
Close	2.82	12.43	14.51	16.11	18.30
Book value	16.12	20.82	20.84	20.65	20.28
Tangible book value	9.62	10.21	10.20	9.92	9.48
Common shares outstanding, end of period (000)	95,899	75,748	75,722	75,634	75,642

At Period End (millions)
Assets	$13,170	$13,539	$13,506	$13,223	$13,247
Portfolio loans	9,449	9,573	9,501	9,219	9,216
Deposits	8,661	8,487	8,302	7,942	8,082
Shareholders’ equity	1,546	1,577	1,578	1,562	1,534

Average Balances (millions)
Assets	$13,296	$13,442	$13,305	$13,165	$13,241
Portfolio loans	9,514	9,499	9,335	9,163	9,170
Deposits	8,604	8,417	7,951	8,049	8,157
Shareholders’ equity	1,546	1,579	1,561	1,536	1,551

Credit Quality Statistics (thousands)
Nonaccrual loans	$136,741	$249,113	$185,397	$152,499	$114,950
Loans 90 or more days past due and still accruing	2,179	4,077	3,650	1,923	1,127
Restructured loans	285	300	315	332	348

Total nonperforming portfolio loans	139,205	253,490	189,362	154,754	116,425
Nonperforming held for sale	92,658	22,754	21,676	5,846	5,128
Other repossessed assets acquired (ORAA)	54,066	50,350	40,502	30,395	24,811

Total nonperforming assets	$285,929	$326,594	$251,540	$190,995	$146,364

Allowance for loan losses	$181,718	$176,528	$163,353	$176,958	$181,118
Allowance for loan losses as a percent of portfolio loans	1.92%	1.84%	1.72%	1.92%	1.97%
Allowance for loan losses as a percent of nonperforming assets	63.55	54.05	64.94	92.65	123.74
Allowance for loan losses as a percent of nonperforming loans	130.54	69.64	86.27	114.35	155.57
Nonperforming assets as a percent of portfolio loans plus ORAA	3.01	3.39	2.64	2.06	1.58
Nonperforming assets as a percent of total assets	2.17	2.41	1.86	1.44	1.10
Net loans charged off as a percent of average portfolio loans (annualized)	2.93	0.74	0.84	0.34	0.87
Net loans charged off (000)	$69,290	$17,444	$19,660	$7,925	$19,978

Performance Ratios (annualized)
Return on average assets	(6.10)%	0.33%	0.83%	0.96%	0.29%
Return on average shareholders’ equity	(52.47)	2.83	7.11	8.20	2.49
Average shareholders’ equity / average assets	11.62	11.74	11.73	11.67	11.72
Net interest margin (FTE) (2)	3.11	3.12	3.26	3.39	3.44
Efficiency ratio (3)	219.00	61.79	62.52	59.45	65.94

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in the second quarter of 2008 and restructuring and merger related expenses of ($0.4) million in the fourth quarter of 2007, $1.0 million in the third quarter of 2007, and $3.4 million in the second quarter of 2007.

(2)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Six months ended
	June 30,
	2008	2007	% Change

Summary of Operations (thousands)
Net interest income	$175,927	$195,118	(9.8)%
Provision for loan losses	105,099	35,357	197.3
Total fees and other income	57,983	62,701	(7.5)
Investment securities (losses) gains	—	(33)	(100.0)
Noninterest expense (1)	337,790	171,200	97.3
Income tax provision (benefit)	(18,472)	10,118	(282.6)
Net income (loss)	(190,507)	41,111	(563.4)
Cash dividends	21,958	43,924	(50.0)

Per Common Share Data
Net Income:
Basic	$(2.46)	$0.55	(547.3)%
Diluted	(2.46)	0.54	(555.6)
Dividends	0.290	0.580	(50.0)

Market Value:
High	$14.74	$26.95	(45.3)
Low	2.67	18.02	(85.2)
Close	2.82	18.30	(84.6)
Book value	16.12	20.28	(20.5)
Tangible book value	9.62	9.48	1.5
Common shares outstanding, end of period (000)	95,899	75,642	26.8

At Period End (millions)
Assets	$13,170	$13,247	(0.6)%
Portfolio loans	9,449	9,216	2.5
Deposits	8,661	8,082	7.2
Shareholders’ equity	1,546	1,534	0.8

Average Balances (millions)
Assets	$13,369	$13,407	(0.3)%
Portfolio loans	9,507	9,174	3.6
Deposits	8,511	8,340	2.0
Shareholders’ equity	1,562	1,552	0.7

Performance Ratios (annualized)
Return on average assets	(2.87)%	0.62%	(562.9)%
Return on average shareholders’ equity	(24.53)	5.34	(559.4)
Average shareholders’ equity / average assets	11.68	11.57	1.0
Net interest margin (FTE) (2)	3.12	3.44	(9.3)
Efficiency ratio (3)	138.89	64.10	116.7
Net loans charged off as a percent of average portfolio loans	1.83	0.51	258.8

(1)	Noninterest expense includes a goodwill impairment charge of $178.1 million in 2008 and restructuring and merger related expenses of $7.6 million in 2007.

(2)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $9.3 million and $9.3 million for the six months ended June 30, 2008 and 2007, respectively, based on a tax rate of 35%.

(3)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007

Summary of Core Operations (thousands)
Net income (loss)	$(201,634)	$11,127	$27,967	$31,764	$9,619
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	(231)	656	2,215
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	1,516	1,591	1,729	1,821	1,920
Add back: Goodwill impairment	178,089	—	—	—	—

Core operating earnings (loss)	$(22,029)	$12,718	$29,465	$34,241	$13,754

Noninterest expense	$261,228	$76,562	$78,880	$77,343	$87,490
Subtract: Restructuring and merger related expenses	—	—	356	(1,009)	(3,408)
Subtract: Amortization of core deposit intangibles	(2,333)	(2,447)	(2,659)	(2,803)	(2,954)
Subtract: Goodwill impairment	(178,089)	—	—	—	—

Core operating expenses	$80,806	$74,115	$76,577	$73,531	$81,128

Average Balances (millions)
Average assets	$13,296	$13,442	$13,305	$13,165	$13,241
Goodwill	(713)	(775)	(777)	(781)	(780)
Core deposit intangible assets	(27)	(29)	(32)	(34)	(38)
Deferred taxes	9	10	11	12	13

Average tangible assets	$12,565	$12,648	$12,507	$12,362	$12,436

Average equity	$1,546	$1,579	$1,561	$1,536	$1,551
Goodwill	(713)	(775)	(777)	(781)	(780)
Core deposit intangible assets	(27)	(29)	(32)	(34)	(38)
Deferred taxes	9	10	11	12	13

Average tangible equity	$815	$785	$763	$733	$746

Performance Ratios (annualized)
Earnings (loss) per share — basic	$(2.53)	$0.15	$0.37	$0.42	$0.13
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	(0.00)	0.01	0.03
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.02	0.02	0.02
Add back: Goodwill impairment	2.23	—	—	—	—

Core operating earnings (loss) per share — basic	$(0.28)	$0.17	$0.39	$0.45	$0.18

Earnings (loss) per share — diluted	$(2.53)	$0.15	$0.37	$0.42	$0.13
Add back: Restructuring and merger related expenses (net of tax effect)[1]	—	—	(0.00)	0.01	0.03
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.02	0.02	0.02	0.02	0.02
Add back: Goodwill impairment	2.23	—	—	—	—

Core operating earnings (loss) per share — diluted	$(0.28)	$0.17	$0.39	$0.45	$0.18

Efficiency ratio	219.00%	61.79%	62.52%	59.45%	65.94%
Subtract: Effects of restructuring and merger related expenses	—	—	0.28	(0.78)	(2.57)
Subtract: Effects of core deposit intangibles amortization	(1.96)	(1.98)	(2.10)	(2.15)	(2.23)
Subtract: Effects of goodwill impairment	(149.30)	0.00	0.00	0.00	0.00

Core efficiency ratio	67.74%	59.81%	60.70%	56.52%	61.14%

Core operating earnings (loss)/average tangible assets	(0.71)%	0.40%	0.93%	1.10%	0.44%

Core operating earnings (loss)/average tangible equity	(10.87)	6.52	15.32	18.55	7.39

(1)	Tax effect of ($125), $353, and $1,193 for the 4th, 3rd, and 2nd quarters of 2007, respectively.

(2)	Tax effect of $817 and $856 for 2nd and 1st quarters of 2008, respectively, and $930, $982,and $1,034 for the 4th, 3rd, and 2nd quarters of 2007, respectively.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2008	2008	2007	2007	2007

NONINTEREST INCOME:
Service charges on deposit accounts	$12,036	$11,466	$12,350	$12,515	$12,080
Trust fees	4,608	4,784	5,175	4,973	5,003
Mortgage and other loan income	3,023	3,344	2,687	2,939	4,258
Brokerage and investment fees	2,211	1,916	2,029	2,141	2,182
ATM network user fees	1,677	1,413	1,463	1,601	1,640
Bankcard fees	1,924	1,744	1,806	1,695	1,443
Profit and loss on HFS loans	(2,248)	1	(508)	—	—
Other income	3,827	6,257	4,294	4,732	4,672

Total fees and other income	27,058	30,925	29,296	30,596	31,278
Investment securities gains (losses)	—	—	—	8	—

TOTAL NONINTEREST INCOME	$27,058	$30,925	$29,296	$30,604	$31,278

NONINTEREST EXPENSE:
Salaries and employee benefits	$39,046	$42,225	$43,644	$42,115	$45,971
Occupancy	6,954	7,675	7,608	7,377	8,076
Professional services	4,531	3,763	4,432	5,096	4,351
Equipment	3,420	3,230	3,857	3,227	3,655
Data processing services	4,233	4,304	3,874	3,724	4,506
Advertising and public relations	1,458	1,838	1,212	1,003	3,292
Postage and delivery	2,058	1,727	1,863	1,777	2,196
Other loan expenses	3,448	1,811	2,281	1,245	1,080
ORE expenses, profits, and losses, net	6,394	1,242	(69)	360	135
Intangible asset amortization	2,333	2,447	2,659	2,803	2,954
Goodwill impairment	178,089	—	—	—	—
Restructuring and merger-related expenses	—	—	(356)	1,009	3,408
Other expense	9,264	6,300	7,875	7,607	7,866

TOTAL NONINTEREST EXPENSE	$261,228	$76,562	$78,880	$77,343	$87,490

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2008		March 31, 2008		June 30, 2007
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$2,379	2.72%	$4,490	2.66%	$2,765	2.64%
Investment securities:
Taxable	1,483,409	5.13	1,528,754	5.50	1,726,754	5.17
Tax-exempt	670,792	6.68	678,699	6.68	668,647	6.73
FHLB and Federal Reserve stock	148,838	5.12	148,840	4.57	132,895	4.22
Portfolio loans
Commercial and industrial	2,658,841	5.54	2,564,023	5.93	2,068,195	7.51
Commercial real estate	3,159,286	6.35	3,142,244	6.90	3,100,675	7.76
Residential mortgage	1,355,377	6.14	1,417,712	6.48	1,506,639	6.67
Direct consumer	1,517,420	6.68	1,553,348	7.23	1,655,217	7.85
Indirect consumer	823,530	6.69	821,882	6.79	838,899	6.67

Total portfolio loans	9,514,454	6.18	9,499,209	6.62	9,169,625	7.44
Loans held for sale	65,430	4.08	74,057	6.65	94,817	7.89

Total earning assets	11,885,302	6.05	11,934,049	6.45	11,795,503	7.03

Nonearning Assets
Cash and due from banks	193,533		205,102		188,244
Bank premises and equipment	126,311		130,216		140,277
Investment security fair value adjustment	19,097		32,294		300
Other nonearning assets	1,249,579		1,306,441		1,286,255
Allowance for loan losses	(177,441)		(165,815)		(169,830)

Total assets	$13,296,381		$13,442,287		$13,240,749

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$769,241	0.66%	$776,756	0.66%	$841,026	0.67%
Savings deposits	2,645,759	1.64	2,412,725	2.38	2,170,649	2.93
Time deposits	4,073,917	4.06	4,137,557	4.48	4,007,354	4.70
Short-term borrowings	337,373	2.19	632,655	3.16	741,617	4.90
Long-term debt	2,673,757	4.78	2,665,362	4.86	2,631,605	4.92

Total interest-bearing liabilities	10,500,047	3.32	10,625,055	3.74	10,392,251	4.07
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,114,849		1,090,255		1,138,134
Other liabilities	135,932		148,339		159,015
Shareholders’ equity	1,545,553		1,578,638		1,551,349

Total liabilities and shareholders’ equity	$13,296,381		$13,442,287		$13,240,749

Interest Spread		2.73%		2.71%		2.96%
Contribution of noninterest bearing sources of funds		0.38		0.41		0.48

Net Interest Margin		3.11%		3.12%		3.44%

Average Balances, Yields and Rates

	Six Months Ended June 30,
	2008		2007
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$3,434	2.68%	$1,808	4.01%
Investment securities
Taxable	1,506,082	5.32	1,832,008	5.03
Tax-exempt	674,746	6.68	669,399	6.73
FHLB and Federal Reserve stock	148,839	4.85	132,895	4.75
Portfolio loans
Commercial and industrial	2,611,432	5.73	2,014,734	7.67
Commercial real estate	3,150,765	6.62	3,127,056	7.71
Residential mortgage	1,386,545	6.31	1,521,057	6.66
Direct consumer	1,535,383	6.96	1,675,725	7.84
Indirect consumer	822,706	6.74	835,925	6.73

Total portfolio loans	9,506,831	6.40	9,174,497	7.46
Loans held for sale	69,744	5.44	119,275	7.88

Total earning assets	11,909,676	6.25	11,929,882	7.02
Nonearning Assets
Cash and due from banks	199,318		188,502
Bank premises and equipment	128,263		139,954
Investment security fair value adjustment	25,695		1,719
Other nonearning assets	1,278,010		1,315,251
Allowance for loan losses	(171,628)		(168,806)

Total assets	$13,369,334		$13,406,502

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$772,999	0.66%	$871,908	0.71%
Savings deposits	2,529,242	1.99	2,220,812	2.95
Time deposits	4,105,737	4.27	4,105,947	4.67
Short-term borrowings	485,014	2.82	823,462	4.91
Long-term debt	2,669,559	4.82	2,521,684	4.89

Total interest-bearing liabilities	10,562,551	3.53	10,543,813	4.05
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,102,552		1,141,435
Other liabilities	142,135		169,556
Shareholders’ equity	1,562,096		1,551,698

Total liabilities and shareholders’ equity	$13,369,334		$13,406,502

Interest Spread		2.72%		2.97%
Contribution of noninterest bearing sources of funds		0.40		0.47

Net Interest Margin		3.12%		3.44%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2008	2008	2007	2007	2007

Commercial	$31,599	$20,268	$12,659	$9,386	$8,563
Commercial real estate	75,082	167,836	110,159	97,557	60,797

Total commercial (1)	106,681	188,104	122,818	106,943	69,360
Residential mortgage	12,414	45,796	46,865	32,824	35,397
Direct consumer	16,273	13,503	13,657	10,926	9,140
Indirect consumer	1,373	1,710	2,057	1,806	1,053
Loans 90 days or more past due and still accruing	2,179	4,077	3,650	1,923	1,127
Restructured loans	285	300	315	332	348

Total nonperforming portfolio loans	139,205	253,490	189,362	154,754	116,425
Nonperforming held for sale	92,658	22,754	21,676	5,846	5,128
Other Repossessed Assets Acquired	54,066	50,350	40,502	30,395	24,811

Total nonperforming assets	$285,929	$326,594	$251,540	$190,995	$146,364

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$54.5	$99.0	$72.1	$60.0	$48.4
Outflows	(135.9)	(33.7)	(56.2)	(22.4)	(28.5)

Net change	$(81.4)	$65.3	$15.9	$37.6	$19.9

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2008	2008	2007	2007	2007

Allowance for loan losses — beginning of period	$176,528	$163,353	$176,958	$181,118	$169,239

Provision for loan losses	74,480	30,619	6,055	3,765	31,857

Charge-offs:
Commercial	921	1,045	1,723	1,618	2,419
Commercial real estate	42,225	9,132	11,219	1,270	14,284

Total commercial	43,146	10,177	12,942	2,888	16,703
Residential mortgage	20,738	1,769	2,013	1,602	735
Direct consumer	3,631	3,522	2,706	3,188	3,029
Indirect consumer	3,525	3,141	3,729	2,312	1,868

Total charge-offs	71,040	18,609	21,390	9,990	22,335

Recoveries:
Commercial	302	142	348	1,026	640
Commercial real estate	241	50	489	100	539

Total commercial	543	192	837	1,126	1,179
Residential mortgage	15	—	76	1	56
Direct consumer	565	472	370	500	482
Indirect consumer	627	501	447	438	640

Total recoveries	1,750	1,165	1,730	2,065	2,357

Net charge-offs	69,290	17,444	19,660	7,925	19,978

Allowance for loan losses — end of period	$181,718	$176,528	$163,353	$176,958	$181,118

Reserve for loan commitments — end of period	$5,154	$5,293	$5,571	$5,588	$5,732